Registration No. 333-__________
As filed with the Securities and Exchange Commission on June 3, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NU SKIN ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0565309
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 West Center Street
Provo, Utah 84601
(Address, including zip code,
of registrant’s principal executive offices)

Third Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan
(Full title of the plan)

Ritch N. Wood
Chief Executive Officer
Nu Skin Enterprises, Inc.
75 West Center Street
Provo, Utah 84601
(801) 345-1000

(Name, address and telephone number,
 including area code, of agent for service)

Copies to:
John J. Jenkins Gregory S. Harvey Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1601 (216) 622-8200	D. Matthew Dorny Executive Vice President and General Counsel Nu Skin Enterprises, Inc. 75 West Center Street Provo, Utah 84601 (801) 345-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A Common Stock, par value $.001 per share	5,896,993	$37.00	$218,188,741.00	$28,320.90

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to such additional number of shares available for issuance under the plan as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, on the basis of the average of the high and low prices per share of the Class A Common Stock as reported on the New York Stock Exchange on May 29, 2020.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement filed by the Company on Form S-8 (Registration Number 333-211617) with the Securities and Exchange Commission (the “Commission”) on May 25, 2016 are hereby incorporated by reference herein. This Registration Statement is being filed to register an additional 5,896,993 shares of the Company’s Class A Common Stock, par value $.001 per share, for issuance under and pursuant to the terms of the Third Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (the “Plan”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Nu Skin Enterprises, Inc. (the “Company”), are incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019;

(b)	the Company’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2020; and

(c)
the description of the Company’s Class A Common Stock, par value $0.001 per share, filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 13, 2020, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

The Company’s Exchange Act file number with the SEC is 001-12421.

Item 8.	Exhibits.

Unless otherwise noted, the SEC file number for exhibits incorporated by reference is 001-12421.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed September 16, 1996, file no. 333-12073).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed March 1, 2010).

4.3
Certificate of Designation, Preferences and Relative Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 15, 2005).

Exhibit Number	Description

4.4	Fourth Amended and Restated Bylaws of Nu Skin Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 10, 2017).
4.5
Specimen Form of Stock Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed May 7, 2020).

5.1	Opinion of Calfee, Halter & Griswold LLP.
23.1	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney (included with the signatures in Part II of this Registration Statement).
99.1	Third Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Provo, state of Utah, on this 3rd day of June, 2020.

NU SKIN ENTERPRISES, INC.

By	/s/ Ritch N. Wood
Name:	Ritch N. Wood
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ritch N. Wood and D. Matthew Dorny, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Lund	Executive Chairman of the Board	June 3, 2020
Steven J. Lund

/s/ Ritch N. Wood	Chief Executive Officer and Director	June 3, 2020
Ritch N. Wood	(Principal Executive Officer)

/s/ Mark H. Lawrence	Chief Financial Officer	June 3, 2020
Mark H. Lawrence	(Principal Financial Officer)

/s/ James D. Thomas	Chief Accounting Officer	June 3, 2020
James D. Thomas	(Principal Accounting Officer)

/s/ Daniel W. Campbell	Director	June 3, 2020
Daniel W. Campbell

/s/ Andrew D. Lipman	Director	June 3, 2020
Andrew D. Lipman

/s/ Laura Nathanson	Director	June 3, 2020
Laura Nathanson

Signature	Title	Date

/s/ Thomas R. Pisano	Director	June 3, 2020
Thomas R. Pisano

/s/ Zheqing Shen	Director	June 3, 2020
Zheqing Shen

/s/ Edwina D. Woodbury	Director	June 3, 2020
Edwina D. Woodbury